Exhibit 99.1

FOR IMMEDIATE RELEASE

June 14, 2006

Contacts: (Media) Thomas Forsythe (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS FISCAL 2006 RESULTS EXPECTED TO EXCEED GUIDANCE

Company to Report 2006 Results, Provide 2007 Outlook on June 29

MINNEAPOLIS, MINN.---General Mills today said that it expects fiscal 2006 earnings results to exceed the company’s published guidance. Diluted earnings per share for the year ended May 28, 2006, are expected to total $2.90, including 8 cents of dilution associated with accounting for contingently convertible debt. Prior guidance was for full-year earnings per share of $2.80 to $2.85, including 8 cents of dilution associated with the accounting rule. The stronger results reflect modestly above-target operating performance along with an approximately 3 cents per share benefit from a favorable tax adjustment realized in the fourth quarter of the year.

-more-

General Mills will report fourth quarter and full-year 2006 financial results on Thursday, June 29, 2006. At that time, the company also expects to outline its plans for 2007. General Mills said today that those plans include targets of low single-digit growth in net sales and mid single-digit growth in segment operating profits, consistent with the company’s long-term growth model. Earnings per share growth from reported 2006 results will be restrained by the company’s adoption of stock option expensing, effective as of the first quarter of fiscal 2007; an estimated $40 million increase in interest expense primarily due to higher rates; and an estimated 75 to 125 basis point increase in the company’s effective tax rate.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; actions of competitors other than as described above; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards and labeling and advertising regulations; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

XXXX